Exhibit 99.1

Occupational Health + Rehabilitation Inc

Consolidated Financial Statements

As of September 30, 2005 and for the Nine Months

Ended September 30, 2005 and 2004 (unaudited)

OCCUPATIONAL HEALTH + REHABILITATION INC

CONSOLIDATED FINANCIAL STATEMENTS

As of September 30, 2005 and for the Nine Months Ended September 30,2005 and 2004 (unaudited)

OCCUPATIONAL HEALTH + REHABILITATION INC

CONSOLIDATED BALANCE SHEET

(dollar amounts in thousands)

(unaudited)

September 30, 2005
ASSETS
Current assets:
Cash and cash equivalents	$1,691
Accounts receivable, less allowance for doubtful accounts	10,167
Deferred tax assets	830
Prepaid expenses and other assets	1,129

Total current assets	13,817
Property and equipment, net	1,825
Goodwill, net	6,687
Other intangible assets, net	71
Deferred tax assets	395
Other assets	139

Total assets	$22,934

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,950
Accrued expenses	2,846
Accrued payroll	2,207
Current portion of long-term debt	5,421
Current portion of obligations under capital leases	495

Total current liabilities	12,919
Long-term debt, less current maturities	—
Obligations under capital leases, less current maturities	496

Total liabilities	13,415

Commitments and contingencies
Minority interests	1,421
Stockholders’ equity:
Preferred stock, $.001 par value, 5,000,000 shares authorized; none issued and outstanding	—
Common stock, $.001 par value, 10,000,000 shares authorized; 3,088,111 shares issued and outstanding	3
Additional paid-in capital	13,083
Accumulated deficit	(4,988)

Total stockholders’ equity	8,098

Total liabilities and stockholders’ equity	$22,934

The accompanying notes are an integral part of these consolidated financial statements.

OCCUPATIONAL HEALTH + REHABILITATION INC

CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands, except per share amounts)

(unaudited)

	Nine Months Ended September 30,
	2005	2004
Net Revenue	$44,824	$43,461

Center operating expenses	37,078	36,958

Center operating profit	7,746	6,503
General and administrative expenses	3,881	3,924
Amortization of intangibles	48	61

Income from operations	3,817	2,518

Non-operating gains (losses)
Interest expenses, net	(507)	(626)
Minority interest and contractual settlements, net	(785)	(617)

Income before income taxes	2,525	1,275
Tax provision	1,076	534

Net Income	$1,449	$741

Net income available to common shareholders	$1,449	$741

Per share amounts:
Net income (loss) per common share – basic	$0.47	$0.24

Net income (loss) per common share – assuming dilution	$0.40	$0.23

Weighted average common shares outstanding:
Basic	3,101	3,088

Assuming dilution	3,590	3,289

The accompanying notes are an integral part of these consolidated financial statements.

OCCUPATIONAL HEALTH + REHABILITATION INC

CONSOLIDATED STATEMENTS OF CASH FLOWS

(amounts in thousands)

(unaudited)

	Nine Months Ended September 30,
	2005	2004
Operating activities:
Net income	$1,449	$741
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	866	1,060
Amortization	48	61
Provision for doubtful accounts	(134)	458
Minority interest	785	617
Imputed interest on non-interest bearing promissory notes payable	26	48
Loss on disposal of fixed assets	16	10
Deferred tax expense	933	514
Changes in operating assets and liabilities:
Accounts receivable	544	(2,598)
Prepaid expenses and other assets	(259)	309
Accounts payable and accrued expenses	(419)	1,997

Net cash provided by operating activities	3,855	3,217

Investing activities:
Property and equipment additions	(145)	(233)
Cash paid for acquisitions and other intangibles	(7)	—

Net cash used in investing activities	(152)	(233)

Financing activities:
Proceeds (repayment) from lines of credit	(308)	1,168
Proceeds from lease lines	70	84
Payments of long-term debt and capital lease obligations	(2,150)	(2,294)
Payments made for debt issuance costs	—	(14)
Distributions to joint venture partners	(752)	(650)
Proceeds from exercise of stock options	46	—

Net cash used by financing activities	(3,094)	(1,706)

Net increase in cash and cash equivalents	609	1,278
Cash and cash equivalents at beginning of year	1,082	1,744

Cash and cash equivalents at end of year	$1,691	$3,022

Noncash item:
Capital leases, excluding proceeds received from lease lines	—	196

The accompanying notes are an integral part of these consolidated financial statements.

OCCUPATIONAL HEALTH + REHABILITATION INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(dollar amounts in thousands)

1. Basis of Presentation

The balance sheet as of September 30, 2005, the statements of income for the nine months ended September 30, 2005 and 2004, and the statements of cash flows for the nine months ended September 30, 2005 and 2004 have been prepared by Occupational Health + Rehabilitation Inc (the “Company”) without audit. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows at September 30, 2005 and 2004 have been made.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted. It is suggested that these financial statements be read in conjunction with the financial statements and notes thereto included in the Company’s financial statements for the year ended December 31, 2004. The results of operations for the nine months ended September 30, 2005 and 2004 are not necessarily indicative of the results that may be expected for the full year.

2. Detail of Selected Balance Sheet Account

Long-term debt consisted of the following at September 30, 2005:

Promissory notes bearing interest at rates ranging from 5.25% to 5.75%, due in periodic installments thru December 2005	322

Credit line collateralized by certain accounts receivable	5,099

5,421
Less current portion	5,421

$—

3. Subsequent Event

On October 31, 2005, all of the outstanding shares of the Company’s capital stock were acquired by Concentra Operating Corporation for an aggregate purchase price of approximately $48.5 million plus retained cash.

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